As filed with the Securities and Exchange Commission on July 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIX FLAGS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	93-4097909
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan

Cedar Fair, L.P., 2016 Omnibus Incentive Plan

Six Flags Entertainment Corporation Long-Term Incentive Plan

(Full Title of the Plans)

8701 Red Oak Blvd.

Charlotte, North Carolina 28217

(Address of principal executive offices) (Zip Code)

Brian Nurse, Esq.

Chief Legal & Compliance Officer

Six Flags Entertainment Corporation

8701 Red Oak Blvd.

Charlotte, North Carolina 28217

(419) 626-0830

(Name and address for agent for service and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 1, 2024 (the “Closing Date”), Six Flags Entertainment Corporation (formerly CopperSteel HoldCo, Inc.) (the “Company” or the “Registrant”) completed the previously announced merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of November 2, 2023 (the “Merger Agreement”), by and among the Company (then, CopperSteel HoldCo, Inc.), Cedar Fair, L.P. (“Cedar Fair”), Six Flags Entertainment Corporation (“Former Six Flags”) and CopperSteel Merger Sub, LLC (“Copper Merger Sub”). Pursuant to the Merger Agreement, (i) Copper Merger Sub was merged with and into Cedar Fair, with Cedar Fair continuing as the surviving entity (the “Cedar Fair Surviving Entity”) and a direct subsidiary of the Company, (ii) the Cedar Fair Surviving Entity was subsequently merged with and into the Company, with the Company continuing as the surviving corporation, and (iii) Former Six Flags merged with and into the Company ((i), (ii), and (iii), collectively, the “Mergers”), with the Company continuing as the surviving corporation. Upon the consummation of the Mergers, the separate legal existences of each of Copper Merger Sub, Cedar Fair and Former Six Flags ceased, and the Company changed its name to “Six Flags Entertainment Corporation”. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Merger Agreement.

Upon completion of the Mergers, subject to certain exceptions, (i) each issued and outstanding unit of limited partnership interest in Cedar Fair, including limited partnership interests underlying depositary units representing limited partnership interests on deposit with the Depositary pursuant to the Deposit Agreement (each, a “Cedar Fair Unit” and collectively, the “Cedar Fair Units”) (excluding any (a) units held in the treasury of Cedar Fair or owned by the Cedar Fair Management, Inc., the general partner of Cedar Fair (“Cedar Fair General Partner”) and (b) Copper Restricted Units (which were converted into a number of restricted shares of Company Common Stock (as defined below) based on the Cedar Fair Exchange Ratio, as further described below), was converted into the right to receive one (1) share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (the “Cedar Fair Exchange Ratio”), together with cash in lieu of fractional shares of Company Common Stock, without interest and (ii) each issued and outstanding share of common stock, par value $0.025 per share of Former Six Flags (the “Former Six Flags Common Stock”) (excluding any (a) shares of Former Six Flags Common Stock held in treasury of Former Six Flags and (b) Steel Restricted Shares), was converted into the right to receive 0.5800 shares of Company Common Stock, (the “Former Six Flags Exchange Ratio”), together with cash in lieu of fractional shares of Company Common Stock, without interest.

On the Closing Date, each Copper Equity Award (other than each Copper Deferred Unit) was converted into a corresponding award relating to shares of Company Common Stock, with the number of shares of Company Common Stock subject to such converted award based on the Cedar Fair Exchange Ratio. The converted Copper Equity Awards remain outstanding and subject to the same terms and conditions applied under the Copper Equity Plan and the applicable award agreements immediately prior to the Closing Date, including vesting protections for qualifying terminations that occur within a period of 24 months following the Closing Date. Copper Performance Units were converted based on the higher of target performance and actual performance or, in the case of awards (or portion thereof) related to any performance period that begins after the Closing Date, were converted based on target performance and will not be subject to future performance-based vesting conditions (but will remain subject to service-based vesting conditions). Any outstanding Copper Deferred Units were settled at the First Effective Time in either cash or shares of Company Common Stock in accordance with such terms.

On the Closing Date, subject to certain exceptions for Messrs. Selim Bassoul and Gary Mick, each outstanding Steel Equity Award was converted into a corresponding award relating to shares of Company Common Stock, with the number of shares of Company Common Stock subject to such converted award based on the Six Flags Exchange Ratio. The converted Steel Equity Awards remain outstanding and subject to the same terms and conditions as applied under the Steel Equity Plan and the applicable award agreements immediately prior to the Closing Effective Time (except that (i) performance-based awards were converted based on the higher of target and actual performance and will not be subject to future performance-based vesting conditions (but will remain subject to service-based vesting conditions) and (ii) all converted awards are subject to vesting protections for qualifying terminations that occur within a period of 24 months following the Closing Date). Any Former Steel Deferred Share Unit Awards were settled at the time the Closing Effective Time in shares of Company Common Stock based on the Six Flags Exchange Ratio.

Additionally, in connection with the Mergers, the board of directors and stockholders of the Company adopted the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (the “2024 Plan”), and the Company assumed the Cedar Fair, L.P. 2016 Omnibus Incentive Plan and Six Flags Entertainment Corporation Long-Term Incentive Plan (the “Assumed Plans”). This Registration Statement is being filed by the Company in connection with the registration of Company Common Stock issuable to eligible employees of the Company or its Subsidiaries in accordance with future grants under the 2024 Plan and/or outstanding awards granted under the Assumed Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information in Part I relating to the 2024 Plan and the Assumed Plans will be sent or given to participants in the 2024 Plan and the Assumed Plans as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act in respect of future issuances under the 2024 Plan and the Assumed Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with the SEC rules:

1)	The Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2024;

2)

The description of the Company Common Stock under the caption “Description of CopperSteel Capital Stock” contained in the Registrant’s Registration Statement on Form S-4 (File No. 333-276255) initially filed with the SEC on December 22, 2023, and any amendments, supplements or reports filed for the purpose of updating such description;

3)

Cedar Fair’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February  16, 2024, and as thereafter amended on Form 10-K/A, as filed with the SEC on April 29, 2024;

4)	Cedar Fair’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as filed with the SEC on May 9, 2024;

5)	Cedar Fair’s Current Reports on Form 8-K filed with the SEC on January 23, 2024, February 12, 2024, April 11, 2024, May 2, 2024, June 18, 2024, June 26, 2024 and July 1, 2024;

6)

Former Six Flags Annual Report on Form 10-K, for the fiscal year ended December 31, 2023, as filed with the SEC on February  29, 2024, and as thereafter amended on Form 10-K/A, as filed with the SEC on April 29, 2024;

7)	Former Six Flags Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as filed with the SEC on May 9, 2024; and

8)	Former Six Flags Current Reports on Form 8-K filed with the SEC on January 23, 2024, March 4, 2024, March 12, 2024, April 16, 2024, May 2, 2024, June 18, 2024, June 26, 2024 and July 1, 2024.

All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company Common Stock is registered under Section 12(b) of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Company’s Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference, and Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 hereto and incorporated herein by reference, contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of its directors and officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL, as may be amended from time to time.

Further, the Merger Agreement requires the Company to indemnify and hold harmless each individual who is as of the date of the Merger Agreement or became prior to the Closing Date, a director or officer of Cedar Fair, the Cedar Fair General Partner or Former Six Flags and any of their respective subsidiaries, and each person who was serving as a director, officer of another person at the request of Cedar Fair or Former Six Flags and any of their respective subsidiaries, each referred to as an “Indemnified Party”, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing Date (including the Merger Agreement and the transactions and actions contemplated thereby)) arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Cedar Fair or the Cedar Fair General Partner or Former Six Flags, as applicable, or any of their respective subsidiaries or is or was serving at the request of Cedar Fair or Former Six Flags, as applicable, or any of their respective subsidiaries as a director, officer or employee of another person or in respect of any acts or omissions in their capacities as such directors, officers or employees occurring prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the same extent as such indemnified parties were indemnified as of the date of the Merger Agreement pursuant to the organizational documents of Cedar Fair, Cedar Fair General Partner, or Former Six Flags or any of their respective subsidiaries, as applicable, or any indemnification agreements in existence as of the date of the Merger Agreement.

Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Company to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of the Merger Agreement by Cedar Fair pursuant to the Cedar Fair Partnership Agreement or the governing or organizational documents of any subsidiary of Cedar Fair or the Cedar Fair General Partner, or by Former Six Flags pursuant to the Former Six Flags Certificate of Incorporation, the Former Six Flags Bylaws or the governing or organizational documents of any subsidiary of Former Six Flags, as applicable, and any indemnification agreements in existence as of the date of the Merger Agreement; however, any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Cedar Fair Partnership Agreement or the Certificate of Incorporation or By-laws of the Cedar Fair General Partner, or the Former Six Flags Certificate of Incorporation or the Former Six Flags Bylaws, as applicable, and any indemnification agreements in existence as of the date of the Merger Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Company will, and will cause its subsidiaries to, cooperate in the defense of any such matter.

The Merger Agreement also requires the Company for six years following the Closing Date either to cause to be maintained the policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by each of Former Six Flags and Cedar Fair and any of their subsidiaries or to provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, subject to exceptions, or Former Six Flags and Cedar Fair may obtain a six-year “tail” policy under such party’s existing directors and officers insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K of the Company filed on July 1, 2024).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Form 8-K of the Company filed on July 1, 2024).

5.1*	Opinion of Weil, Gotshal & Manges LLP

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Cedar Fair, L.P.

23.2*	Consent of KPMG LLP, independent registered public accounting firm for Six Flags Entertainment Corporation.

23.3*	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included as part of the signature page hereto).

99.1	Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 8-K of the Company filed on July 1, 2024).

99.2	Cedar Fair L.P., 2016 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Form 8-K of Cedar Fair, L.P., filed with the SEC on June 14, 2016, SEC File No. 001-09444).

99.3	Six Flags Entertainment Corporation Long-Term Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement of Six Flags Entertainment Corporation, filed with the SEC on March 21, 2017, SEC File No. 001-13703).

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9. UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 1st day of July, 2024.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Brian Witherow
Name: Brian Witherow
Title: Chief Financial Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Brian Nurse and Brian Witherow his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Zimmerman Richard Zimmerman	Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2024

/s/ Brian Witherow Brian Witherow	Chief Financial Officer (Principal Financial Officer)	July 1, 2024

/s/ David Hoffman David Hoffman	Chief Accounting Officer (Principal Accounting Officer)	July 1, 2024

/s/ Selim A. Bassoul Selim A. Bassoul	Executive Chairman	July 1, 2024

/s/ Esi Eggleston Bracey Esi Eggleston Bracey	Director	July 1, 2024

/s/ Louis Carr Louis Carr	Director	July 1, 2024

/s/ Michelle Frymire Michelle Frymire	Director	July 1, 2024

/s/ Daniel J. Hanrahan Daniel J. Hanrahan	Director	July 1, 2024

/s/ Chieh Huang Chieh Huang	Director	July 1, 2024

/s/ Jennifer Mason Jennifer Mason	Director	July 1, 2024

/s/ Enrique Ramirez Mena Enrique Ramirez Mena	Director	July 1, 2024

/s/ D. Scott Olivet D. Scott Olivet	Director	July 1, 2024

/s/ Arik Ruchim Arik Ruchim	Director	July 1, 2024

/s/ Marilyn Spiegel Marilyn Spiegel	Director	July 1, 2024